Exhibit 99.1

Date:	April 21, 2005
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces First Quarter Earnings for 2005

LOS ALAMOS, N.M., April 21, 2005 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the first quarter of 2005.

Unaudited net income for the first quarter of 2005 totaled $2.368 million or $0.35 diluted earnings per share, compared to $2.450 million or $0.36 diluted earnings per share for the same period in 2004, a decrease of $82 thousand (or 3.3%) in net income and a decrease of $0.01 (or 2.8%) in diluted earnings per share.  This decrease in net income was primarily due to a decrease in non-interest income of $957 thousand, which was largely offset by an increase in net interest income of $912 thousand. Other expenses also increased $129 thousand and provision for loan losses decreased $75 thousand, due to improving asset quality.

Trinity experienced strong loan growth of $39.1 million during the first quarter of 2005.  This growth was mainly in commercial real estate and construction loans.  This was accompanied by strong deposit growth of $81.5 million.  A major source of deposit growth has been the new office located in downtown Santa Fe, which has grown $15.6 million in total deposits in the first quarter of 2005 and $39.2 million in total deposits since opening in August 2004.  Trinity’s unaudited total assets grew by $62.5 million and were $1.143 billion at March 31, 2005.

Trinity is a bank holding company with $1.143 billion in total assets and has 275 employees.  LANB is currently in its 43rd year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe.  LANB also operates a network of 27 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.